Exhibit 99.3

August 12, 2019

Board of Directors of Misonix, Inc.

1938 New Highway

Farmingdale, New York 11735

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 2, 2019 to the Board of Directors of Misonix, Inc. (“Misonix”) as Annex C to, and to the references thereto under the headings “Summary of the Transactions—Opinion of Misonix’s Financial Advisors”, “The Transactions—Background of the Transactions”, “The Transactions—Misonix’s Reasons for the Transactions and Recommendation of Misonix’s Board of Directors”, “Certain Unaudited Prospective Financial Information Regarding Misonix and Solsys” and “The Transactions—Opinion of Misonix’s Financial Advisor” in, the joint proxy and consent solicitation statement relating to the proposed transactions involving Misonix, Solsys Medical, LLC (“Solsys”), New Misonix, Inc., Motor Reincorp. Sub One, Inc., Surge Sub Two, LLC and Greg Madden, which joint proxy and consent solicitation statement forms a part of the Registration Statement on Form S-4 of New Misonix, Inc. (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

BRG VALUATION SERVICES, LLC